As filed with the Securities and Exchange Commission on July 30, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST FINANCIAL BANKSHARES, INC.

(Exact name of Registrant as specified in its charter)

Texas	75-0944023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Pine Street

Abilene, Texas 79601

(Address of Principal Executive Offices)

First Financial Bankshares, Inc.

2012 Incentive Stock Option Plan

(Full Title of the Plan)

J. Bruce Hildebrand

Executive Vice President & Chief Financial Officer

400 Pine Street

Abilene, Texas 79601

(325) 627-7155

(325) 627-7393 (fax)

(Name, address and telephone number of agent for service)

Copy to:

Michael G. Keeley, Esq.

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

(214) 468-3345

(214) 740-7138 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock(1)	1,500,000	$62.14	$93,202,500	$12,712.82

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended ( the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be necessary to adjust the number of common shares of First Financial Bankshares, Inc. registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding common shares pursuant to Rule 416 of the Securities Act of 1933.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act. The registration fee has been calculated in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act, based on the average of the high and low price per common share on July 29, 2013, as reported by the Nasdaq Global Select Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by First Financial Bankshares, Inc. (the “Registrant”), relating to 1,500,000 common shares, par value $0.01 per share (the “Common Stock”), issuable to eligible persons under the First Financial Bankshares, Inc. 2012 Incentive Stock Option Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement on Form S-8 will be delivered to participants in the Plan, as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

1.	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on February 22, 2013;

2.	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on April 26, 2013 and the quarter ended June 30, 2013 filed with the Commission on July 30, 2013;

3.	the Current Reports filed/furnished by the Registrant with the Commission on Form 8-K on January 25, February 26, April 19, April 23, April 25, May 31, July 1, 2013 and July 18, 2013; and

4.	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A/A, as filed with the Commission on November 21, 1995, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Statements contained in this Registration Statement or in a document incorporated by reference may be modified or superseded by later statements in this Registration Statement or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 8.051 and 8.105 of the Texas Business Organizations Code (the “TBOC”) require a corporation to indemnify a person against reasonable expenses, including attorneys’ fees, actually incurred by the person in connection with an action or other proceeding, whether civil, criminal, administrative, arbitrative, or investigative, in which the person was or is named a respondent or defendant because the person is or was a director or officer of the corporation or is or was a person who, while serving as a director of the corporation, served at the request of the corporation as a partner, director, officer, venturer, proprietor, trustee, employee, administrator, or agent of another entity or an employee benefit plan, if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding.

Sections 8.101 and 8.105 of the TBOC provide that a corporation may indemnify a person who was, is, or is threatened to be named a defendant or respondent in a an action or other proceeding, whether civil, criminal, administrative, arbitrative, or investigative, because the person is or was a director, officer, employee, or agent of the corporation or is or was a person who, while serving as a director of the corporation, served at the request of the corporation as a partner, director, officer, venturer, proprietor, trustee, employee, administrator, or agent of another entity or an employee benefit plan, only if a determination is made that the person acted in good faith and, in the case of conduct in the person’s official capacity, in a manner the person reasonably believed to be in the best interests of the corporation, and, in all other cases, in a manner that the person reasonably believed to be not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe the person’s conduct was unlawful. Indemnification under Section 8.101 of the TBOC is limited to the amount of a judgment or arbitration award and reasonable expenses actually incurred in connection with the action or proceeding. Indemnification in connection with a proceeding or action in which a person is found to be liable to the corporation or is found liable because the person improperly received a personal benefit will not include the amount of a judgment or arbitration award and further may not be made in connection with a proceeding or action in which the person has been found liable for willful or intentional misconduct in the performance of the person’s duty to the corporation, a breach of the person’s duty of loyalty owed to the corporation, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation.

Sections 8.104 and 8.105 of the TBOC provide that a corporation may pay or reimburse, in advance of the final disposition of a proceeding or action, whether civil, criminal, administrative, arbitrative, or investigative, reasonable expenses incurred by a present director, officer, employee, or agent, or person who, while serving as a director of the corporation, presently serves at the request of the corporation as a partner, director, officer, venturer, proprietor, trustee, employee, administrator, or agent of another entity or an employee benefit plan, who was, is, or is threatened to be named a defendant or respondent in an action or proceeding after the corporation receives a written affirmation by the person of such person’s good faith belief that such person has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the person to repay the amount paid or reimbursed if it is ultimately determined that such person has not met that standard for indemnification or if it is ultimately determined that indemnification of the person is otherwise prohibited under the TBOC. Section 8.105 of the TBOC also provides that reasonable expenses incurred by a former director or person who, while serving as a director of the corporation, served at the request of the corporation as a partner, director, officer, venturer, proprietor, trustee, employee, administrator, or agent of another entity or an employee benefit plan, or a present or former officer, employee, or agent of the corporation, who was, is, or is threatened to be named a defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.151 of the TBOC permits a corporation to purchase or procure or establish and maintain insurance to indemnify or hold harmless an existing or former director, officer, employee, or agent, or person who, while serving as a director of the corporation, served at the request of the corporation as a partner, director, officer, venturer, proprietor, trustee, employee, administrator, or agent of another entity or an employee benefit plan, against liability asserted against and incurred by the person in that capacity or arising out of the person’s status in that capacity, regardless of whether the corporation otherwise would have the power to indemnify the person against such liability under the TBOC.

The Registrant’s Amended and Restated Certificate of Formation provides that, to the fullest extent permitted by applicable law, each director, officer, employee and agent of the Registrant as well as each director, officer, employee and agent of any corporation or organization serving at the request of the Registrant shall be indemnified for all loss, liability and expenses incurred in connection with any action, suit, proceeding or claim to which he or she is named a party or is otherwise a participant by virtue of holding or agreeing to hold such position. Indemnity shall include the advancement of expenses. No person shall be indemnified for amounts paid in settlement unless the terms and conditions of such settlement have been consented to by the Registrant. Furthermore, no indemnification of employees or agents (other than directors or officers) will be made without express authorization of the Registrant’s Board of Directors.

The Registrant’s Amended and Restated Certificate of Formation also provides that the Registrant, upon the affirmative vote of the majority of the Registrant’s Board of Directors, may purchase insurance for the purpose of securing the indemnification of the Registrant’s directors, officers, and other employees to the extent such indemnification is allowed in the Amended and Restated Certificate of Formation. Such insurance coverage may not include coverage for a formal order assessing civil money penalties against a director or employee of the Registrant arising out of an administrative proceeding or action by an appropriate bank regulatory agency.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1	Amended and Restated Certificate of Formation (incorporated by reference from Exhibit 3.1 of the Registrant’s Form 8-K filed April 25, 2012).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 of the Registrant’s Form 8-K filed January 24, 2012).

4.3	2012 Incentive Stock Option Plan (incorporated by reference from Appendix A of the Registrant’s Schedule 14A Definitive Proxy Statement for the 2012 Annual Meeting of Shareholders filed March 3, 2012).

5.1*	Opinion of Hunton & Williams LLP.

23.1*	Consent of Ernst and Young LLP.

23.2*	Consent of Hunton & Williams LLP (included in the opinion filed as Exhibit 5.1 of this Registration Statement).

24.1	Power of Attorney (set forth on the signature pages of this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abilene, State of Texas, on July 30, 2013.

FIRST FINANCIAL BANKSHARES, INC.
(Registrant)

By:	/s/ F. Scott Dueser
F. Scott Dueser
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears in this Registration Statement in any capacity hereby constitutes and appoints F. Scott Dueser his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with the Securities and Exchange Commission, with all exhibits thereto, and other documents in connection therewith, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or desirable.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Title	Date

/s/ F. SCOTT DUESER F. Scott Dueser	Chairman of the Board, Director, President, and Chief Executive Officer (Principal Executive Officer)	July 30, 2013

/s/ J. BRUCE HILDEBRAND J. Bruce Hildebrand	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 30, 2013

/s/ STEVEN L. BEAL Steven L. Beal	Director	July 30, 2013

/s/ TUCKER S. BRIDWELL Tucker S. Bridwell	Director	July 30, 2013

/s/ JOSEPH E. CANON Joseph E. Canon	Director	July 30, 2013

Name	Title	Date

/s/ DAVID COPELAND David Copeland	Director	July 30, 2013

/s/ MURRAY EDWARDS Murray Edwards	Director	July 30, 2013

/s/ RONALD GIDDIENS Ronald Giddiens	Director	July 30, 2013

/s/ TIM LANCASTER Tim Lancaster	Director	July 30, 2013

/s/ KADE L. MATTHEWS Kade L. Matthews	Director	July 30, 2013

/s/ JOHNNY TROTTER Johnny Trotter	Director	July 30, 2013

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Certificate of Formation (incorporated by reference from Exhibit 3.1 of the Registrant’s Form 8-K filed April 25, 2012).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 of the Registrant’s Form 8-K filed January 24, 2012).

4.3	2012 Incentive Stock Option Plan (incorporated by reference from Appendix A of the Registrant’s Schedule 14A Definitive Proxy Statement for the 2012 Annual Meeting of Shareholders filed on March 3, 2012.

5.1*	Opinion of Hunton & Williams LLP.

23.1*	Consent of Ernst and Young LLP.

23.2*	Consent of Hunton & Williams LLP (included in the opinion filed as Exhibit 5.1 of this Registration Statement).

24.1*	Power of Attorney (set forth on the signature pages of this Registration Statement).

*	Filed herewith